Exhibit 10.31

November 29, 2004

Andrew J. Brown

Dear Andy:

It is my pleasure to extend you an offer of employment with palmOne, Inc. (“palmOne”) to be located in Milpitas as Senior Vice President and Chief Financial Officer reporting directly to me.

Remuneration

Your annual salary will be $350,000 less standard deductions and will be paid semi-monthly. In addition, you will also be eligible to participate in the palmOne discretionary cash bonus plan. Currently, the bonus plan offers you the opportunity to earn a target bonus amount of 70% of base salary; actual payouts are based on various factors, including company and individual performance, and are paid semi-annually.

Stock Options

You will be eligible to receive a stock option grant of 225,000 palmOne shares subject to the terms and conditions of the 1999 palmOne Stock Plan. The option shares are priced at the closing stock price on Friday of the week of your effective hire date or, if the stock market is closed on this date, the closing stock price on the last trading day prior to Friday. The option plan provides four year vesting: 25% of the stock subject to the grant shall vest on the one-year anniversary date of your effective date of hire and the remaining stock subject to the grant shall vest on a monthly basis thereafter.

In addition you will be eligible to receive a grant of 25,000 shares of restricted stock priced at par value ($.001 per share). These shares will vest at a rate of 25% of the initial grant on each one-year anniversary from your date of hire.

Benefits

palmOne offers a competitive complement of benefits, which currently includes 28 days of combined time off and holidays, an Employee Stock Purchase Program (ESPP) and a one-month sabbatical program after each four years of continuous employment.

This offer of employment and your continued employment with palmOne are expressly contingent upon palmOne receiving the following:

•	Acceptable results from a background investigation. Any falsification of employment history or educational background will result in withdrawal of the offer and/or termination of employment.

•	Signed copies of the palmOne (i) Employee Agreement, (ii) Confidentiality Guidelines, and (iii) Code of Conduct, stating, among other things, that you will keep confidential company information throughout and beyond your employment with palmOne.

•	Satisfactory references.

If your position requires exposure or access to export controlled or classified data, this offer is also contingent upon successful acquisition of any necessary licenses or security clearances. If a license is granted, then you must agree to abide by all conditions of any restrictions or riders to the license approval.

This offer of employment is open for a period of 10 working days from the date of this letter. Please confirm your acceptance within this time period by signing below and returning the signed offer letter along with signed agreements to me.

Let me close by reaffirming our belief that the skills and background you bring to palmOne will be instrumental to the future success of the Company. palmOne believes that the single most important factor in our success has been our people. I look forward to working with you very soon.

Sincerely,

/s/ R. Todd Bradley
Todd Bradley
Chief Executive Officer
palmOne, Inc.

I accept the offer of employment at palmOne, Inc. based on the terms described in this offer letter.

/s/ Andrew J. Brown	December 13, 2004
Andrew J. Brown	Date